Exhibit 99.1

Contact: Lauri Wilks

704-455-3239

—For Immediate Release –

Speedway Motorsports Reports Results For The Three and Six Months Ended June 30, 2006

and Reaffirms Full Year 2006 Guidance

CONCORD, NC (August 9, 2006) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported second quarter 2006 total revenues of $183.3 million, net income of $45.5 million and diluted earnings per share of $1.03. Six month 2006 results include record total revenues of $334.4 million, net income of $77.7 million and diluted earnings per share of $1.76. Also, SMI reaffirmed its full year 2006 earnings guidance of $2.45 to $2.55 per diluted share.

The second quarter 2006 results are not directly comparable to 2005 because NASCAR NEXTEL Cup and Busch Series racing events at Bristol Motor Speedway held in the second quarter 2005 were held in the first quarter 2006. This change had no impact on the comparability of six month results. Changes in race schedules at the Company’s speedways from time to time lessen the comparability of operating results between quarterly financial statements of successive years. Quarterly operating results are impacted principally from: (i) variable revenues and costs directly related to held events and (ii) certain fixed costs that do not change when race dates change.

Second Quarter Comparison

The following decreases in second quarter 2006 results are largely attributable to reporting NASCAR racing events at Bristol Motor Speedway in the second quarter 2005 that were reported in the first quarter 2006. For the second quarter 2006 as compared to 2005:

•	total revenues were $183.3 million in 2006 compared to $216.2 million in 2005;

•	net income was $45.5 million in 2006 compared to $55.5 million in 2005; and

•	diluted earnings per share were $1.03 in 2006 compared to $1.26 in 2005.

Year-to-Date Comparison

For the six month 2006 period as compared to 2005:

•	total revenues increased 7% or $22.9 million to $334.4 million;

•	net income increased 12% or $8.2 million to $77.7 million; and

•	diluted earnings per share increased 12% or $0.19 to $1.76.

2006 Earnings Guidance Reaffirmed

These second quarter 2006 earnings are consistent with the Company’s previous full year 2006 guidance of $2.45 to $2.55 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, the Company’s non-core businesses, capital expenditures exceeding current plans, the impact of further increases in fuel prices, interest rates or geopolitical conflicts, and other unforeseen factors.

2006 Second Quarter Highlights

Second quarter highlights include strong promotional efforts resulting in substantial increases in corporate marketing and other event related revenues to record levels for all NASCAR racing events held this period. Texas Motor Speedway attracted strong attendance at its NASCAR Samsung/RadioShack 500 NEXTEL Cup and O’Reilly 300 Busch Series racing events, and Lowe’s Motor Speedway again attracted strong attendance at its NASCAR NEXTEL All-Star Challenge, Coca-Cola 600 NEXTEL Cup and CARQUEST Auto Parts 300 NASCAR Busch Series racing events. Other highlights include Infineon Raceway’s Dodge/Save Mart 350 NASCAR NEXTEL Cup Series racing weekend and Texas Motor Speedway’s Bombardier Learjet 500 IndyCar and Sam’s Town 400 NASCAR Craftsman Truck Series racing events also attracting large crowds.

Stock Repurchase Program

During the six months ended June 30, 2006, the Company repurchased 302,500 shares of common stock for approximately $11.2 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares. The Company has repurchased a total of 585,000 shares since adoption of the program in April 2005.

Motorsports Authentics Joint Venture

The Company’s share of operating results of Motorsports Authentics (MA), an equally-owned motorsports merchandising joint venture with International Speedway Corporation, for December 1, 2005 through May 31, 2006 are included in the Company’s consolidated statements of operations. MA has a November 30 fiscal year end which the Company adopted for reporting its share of MA’s operating results so that reporting periods coincide. The Company records its 50% share of MA’s net income or loss based on MA’s most recent quarterly financial statements using the equity method of accounting.

“Both our second quarter and six month 2006 results, on a comparable event basis if the results of Bristol Motor Speedway’s spring NASCAR NEXTEL and Busch Series racing events were reported in the same quarters in 2006 and 2005, show record revenues and net income,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “Particularly strong increases in sponsorship, advertising and other corporate revenues contributed to these record results, despite the expected impact on attendance revenues of rising fuel prices and interest rates. All of our remaining 2006, and most of our 2007, NASCAR NEXTEL Cup and Busch event sponsorships are already sold, and our official sponsorships are well ahead of last year and trending upward for 2007 as corporate marketing interest and promotional spending continue to grow and broaden in appeal.”

“Looking beyond 2006, SMI continues to believe in the merits of investing in first-class facilities and premium markets,” stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. “For example, in March 2007, SMI plans to showcase Las Vegas Motor Speedway’s newly constructed media center, garage, fan zones and other entertainment facilities, as well as its higher-banked and reprofiled superspeedway. Atlanta Motor Speedway plans to complete construction of approximately 12,000 new luxury front-stretch and premium club-style seats for its upcoming October 2006 NASCAR racing weekends.

SMI’s first-class facilities and markets provide broadcasters, sponsors and other corporate partners with outstanding long-term promotional opportunities in markets with widening demographics that are expected to progressively expand as race drivers such as Juan Pablo Montoya enter NASCAR racing, further increasing enthusiasm and spectator interest in our sport.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 730 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, economic conditions, stock repurchases, financing needs, insurance, litigation, taxes, global petroleum product and commodity markets and oil and gas investments and associated profitability, geopolitical situations in foreign countries, and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 3173520. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00PM (ET) August 9th through 11:59 PM (ET) August 16th. The reference number is 3173520. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2006 and 2005

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
INCOME STATEMENT DATA
Revenues:
Admissions	$50,557	$74,516	$104,752	$106,723
Event related revenue	60,177	62,960	104,555	90,838
NASCAR broadcasting revenue	63,730	66,468	105,850	91,678
Other operating revenue	8,810	12,232	19,238	22,268

Total Revenues	183,274	216,176	334,395	311,507

Expenses and Other:
Direct expense of events	31,380	36,275	56,484	51,361
NASCAR purse and sanction fees	39,167	43,514	66,838	60,655
Other direct operating expense	9,442	10,717	17,136	19,327
General and administrative	18,473	20,423	38,952	37,647
Depreciation and amortization	10,110	9,304	20,180	18,572
Interest expense, net	4,177	4,979	10,049	10,928
Losses on equity investees	226	—	1,445	—
Other expense (income), net	(34)	104	22	(816)

Total Expenses and Other	112,941	125,316	211,106	197,674

Income Before Income Taxes	70,333	90,860	123,289	113,833
Income Tax Provision	24,843	35,344	45,570	44,281

NET INCOME	$45,490	$55,516	$77,719	$69,552

BASIC EARNINGS PER SHARE	$1.04	$1.26	$1.77	$1.58
Weighted average shares outstanding	43,829	43,942	43,828	43,929

DILUTED EARNINGS PER SHARE	$1.03	$1.26	$1.76	$1.57
Weighted average shares outstanding	44,050	44,189	44,045	44,203

Major NASCAR-sanctioned Events Held During Period	6	8	12	12

Significant Race Schedule Changes:

•	Bristol Motor Speedway held one NASCAR NEXTEL Cup and one Busch Series racing event in the first quarter 2006 that were reported in the second quarter 2005

	6/30/2006	12/31/2005
BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$131,318	$120,910
Total current assets	244,291	201,288
Property and equipment, net	1,002,323	979,652
Equity investments in associated entities	138,648	136,842
Goodwill and other intangible assets, net	159,864	159,929
Total assets	1,580,733	1,514,426

Deferred race event income, net	98,292	101,966
Total current liabilities	166,662	160,663
Revolving credit facility borrowings	50,000	50,000
Total long-term debt	428,593	430,235
Total liabilities	779,428	788,278
Total stockholders’ equity	$801,305	$726,148

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